Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-8900 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES

FIRST QUARTER 2010 RESULTS

RADNOR, PA (BusinessWire) May 5, 2010 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported financial and operational results for the three months ended March 31, 2010 and provided an update of full-year 2010 guidance.

First Quarter 2010 Highlights

First quarter 2010 highlights and results, with comparisons to first quarter 2009 results, included the following:

•	Quarterly distributable cash flow (DCF), a non-GAAP (generally accepted accounting principles) measure, of $37.6 million, as compared to $31.6 million;

•

Adjusted net income, a non-GAAP measure which excludes the effects of the non-cash change in derivatives fair value, of $21.2 million, or $0.28 per limited partner unit, as compared to $19.9 million, or $0.26 per limited partner unit;

•	Net income of $14.7 million, or $0.16 per limited partner unit, as compared to $9.5 million, or $0.06 per limited partner unit;

•	Coal production by lessees of 8.2 million tons, as compared to 8.7 million tons;

•	Coal royalties revenue, net of coal royalties expense, of $26.8 million, or $3.25 per ton, as compared to $29.4 million, or $3.36 per ton;

•	Quarterly natural gas midstream system throughput volumes of 27.7 billion cubic feet (Bcf), or 308 million cubic feet (MMcf) per day, as compared to 32.3 Bcf, or 359 MMcf per day;

•	Midstream gross margin of $28.8 million, or $1.04 per thousand cubic feet (Mcf), as compared to $16.8 million, or $0.52 per Mcf; and

•	Midstream gross margin, including the cash impact of midstream derivatives, of $29.6 million, or $1.07 per Mcf, as compared to $20.6 million, or $0.64 per Mcf.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

Management Comment

William H. Shea, Jr., Chief Executive Officer of PVR, said, “We are pleased to report that distributable cash flow generated by our two business segments increased by $6.0 million, or 19 percent, over the first quarter of 2009. The improvement in quarterly results was due to higher fractionation, or frac, spreads for PVR Midstream due to higher natural gas liquids (NGLs) prices and continued low natural gas costs. We anticipate system throughput and processed volumes will increase during 2010 as producers’ drilling activity is expected to increase given higher natural gas prices relative to 2009 levels, as well as a desire on the part of producers to drill in NGL-rich gas plays.

“In addition, in March we announced an expansion into the Marcellus Shale play in northeast Pennsylvania whereby we will provide midstream services to Range Resources Corporation (NYSE: RRC) and other producers in the future as they explore and develop this important emerging natural gas resource. The impact upon PVR Midstream of this expansion is expected to be significant over the next few years.

“Coal royalties revenue, net of coal royalties expense, which accounted for approximately 83 percent of the Coal and Natural Resource Management segment’s first quarter revenues, was nine percent lower as compared to the first quarter of 2009, due to a six percent decrease in lessee coal production volumes as well as a three percent decrease in net coal royalties per ton.”

First Quarter 2010 Results

DCF for the first quarter of 2010 of $37.6 million was $6.0 million, or 19 percent higher, than the $31.6 million of DCF in the first quarter of 2009 primarily due to:

•	a $9.0 million increase in natural gas midstream segment gross margin (adjusted for the cash impact of midstream derivatives) due to higher frac spreads;

•	a $2.0 million increase in distributions, net of equity in earnings, from joint ventures; and

•	a $1.4 million decrease in other capital expenditures.

These increases in DCF were partially offset by:

•	a $4.7 million decrease in coal and natural resource management segment total revenues due to decreases in production by lessees, average coal royalties per ton and other revenue; and

•	a $1.7 million increase in interest expense (adjusted for the cash impact of interest rate derivatives).

DCF in the first quarter of 2010 decreased by $10.7 million, or 22 percent, from $48.3 million in the fourth quarter of 2009 due to reduced midstream segment gross margin, reduced coal and natural resource management segment revenues and higher cash operating expenses. The prior quarter’s midstream gross margin included approximately $4.4 million of year-end volumetric and capital indemnification settlements from two producers in north Texas.

The $1.2 million, or six percent, increase in adjusted net income as compared to the prior year quarter was primarily due to a $7.4 million increase in operating income from PVR Midstream (adjusted for the cash impact of midstream derivatives), offset in part by a $4.6 million decrease in operating income from the coal and natural resource management segment and the $1.7 million increase in interest expense (adjusted for the cash impact of interest rate derivatives).

The $5.2 million, or 55 percent, increase in net income as compared to the prior year quarter was due to a $5.8 million increase in operating income, partially offset by a $0.6 million increase in other expenses.

Cash Distribution

As previously announced, on May 14, 2010, PVR will pay to unitholders of record as of May 3, 2010 a quarterly cash distribution of $0.47 per unit, or an annualized rate of $1.88 per unit. The distribution remains unchanged from the distribution paid in the previous quarter.

Coal and Natural Resource Management Segment Review

During the first quarter of 2010, operating income for PVR Coal and Natural Resource Management decreased by $4.6 million, or 18 percent, to $20.4 million from $25.0 million in the prior year quarter. Total revenues, net of coal royalties expense, decreased by $4.9 million, or 13 percent, to $32.1 million from $37.0 million in the prior year quarter primarily due to a $2.6 million, or nine percent, decrease in coal royalties revenue, net of coal royalties expense, and a decrease in other revenues resulting from lower minimum rental forfeiture income.

Coal royalties revenue, net of coal royalties expense, was nine percent lower than the prior year quarter, primarily due to a 0.5 million ton, or six percent, decrease in lessee production, as well as a $0.11, or three percent decrease, in average net coal royalties per ton to $3.25 in the first quarter of 2010 as compared to $3.36 in the prior year quarter. The decrease in lessee production from the prior year quarter was attributable to decreases in Central Appalachia and the Illinois Basin offset by an increase in the San Juan Basin. Operating expenses, excluding coal royalties expense but including depreciation, depletion and amortization (DD&A) expense, decreased by $0.3 million, or three percent, to $11.7 million primarily due to decreases in other operating expenses.

Natural Gas Midstream Segment Review

During the first quarter of 2010, operating income for PVR Midstream increased $10.4 million to $7.4 million from an operating loss of $3.0 million in the prior year quarter. Adjusted for the cash impact of derivatives, operating income increased $7.4 million, from $0.7 million in the prior year quarter to $8.2 million. Midstream gross margin increased by 72 percent to $28.8 million, or $1.04 per Mcf, from $16.8 million, or $0.52 per Mcf, in the prior year quarter primarily due to an increase in the price of NGLs, partially offset by a 14 percent decrease in system throughput volumes. Adjusted for the cash impact of derivatives, midstream gross margin was $29.6 million, or $1.07 per Mcf, up 44 percent from $20.6 million, or $0.64 per Mcf, in the prior year quarter.

System throughput volumes decreased 14 percent to 27.7 Bcf, or approximately 308 MMcf per day, in the first quarter of 2010 from 32.3 Bcf, or approximately 359 MMcf per day, in the prior year quarter. The decrease in volumes was primarily the result of reduced drilling by producers due to low gas prices. Other expenses increased by $2.8 million to $23.7 million, due to a $1.4 million increase in DD&A expense and smaller increases in other operating expenses resulting from expansions.

Capital Resources and Impact of Derivatives

As of March 31, 2010, PVR had outstanding borrowings of $618.1 million under our $800 million revolving credit facility and $17.5 million of cash and equivalents, with remaining borrowing capacity of $180.3 million. In April 2010, PVR issued $300 million of 8.25% senior unsecured notes due in 2018, reducing revolver debt to $325.5 million and increasing remaining borrowing capacity to $472.9 million. Interest expense increased from $5.6 million in the first quarter of 2009 to $5.8 million in the first quarter of 2010 due to an increase in amortization of debt issuance costs.

For the first quarter of 2010, derivatives expense was $7.6 million, as compared to derivatives expense of $7.2 million in the prior year quarter. Cash settlements of derivatives included in these amounts resulted in net cash payments of $1.6 million during the first quarter of 2010 related to commodity and interest rate derivatives, as compared to $2.8 million of net cash receipts in the prior year quarter. See the Natural Gas Midstream Segment Review in this release for a discussion of the impact of derivatives on PVR Midstream’s gross margin. See the Guidance Table included in this release for details of derivative positions as of March 31, 2010.

Guidance for 2010

See the Guidance Table included in this release for updated guidance estimates for full-year 2010. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as our operating environment changes.

First Quarter 2010 Financial and Operational Results Conference Call

A joint conference call and webcast for PVR and Penn Virginia GP Holdings, L.P. (NYSE: PVG), during which management will discuss first quarter 2010 financial and operational results, is scheduled for Thursday, May 6, 2010 at 1:00 p.m. ET. Prepared remarks by William H. Shea, Jr., Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-866-630-9986 five to ten minutes before the scheduled start of the conference call (use the passcode 7464869), or via webcast by logging on to our website, www.pvresource.com, or PVG’s website, www.pvgpholdings.com, at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available for two weeks by dialing 1-888-203-1112 (international: 1-719-457-0820) and using the following replay code: 7464869. An on-demand replay of the conference call will be available for two weeks at our website.

******

Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which manages coal and natural resource properties and related assets and operates a midstream natural gas gathering and processing business. For more information about us, visit our website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, NGLs and coal; our ability to access external sources of capital; any impairment writedowns of our assets; the relationship between natural gas, NGL and coal prices; the projected demand for and supply of natural gas, NGLs and coal; competition among producers in the coal industry generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our coal differs from estimated recoverable coal reserves; our ability to generate sufficient cash from our businesses to maintain and pay the quarterly distribution to our general partner and our unitholders; the experience and financial condition of our coal lessees and natural gas midstream customers, including our lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; operating risks, including unanticipated geological problems, incidental to our coal and natural resource management or natural gas midstream businesses; our ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; our ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our lessees’ mining operations and related coal infrastructure projects and new processing plants in our natural gas midstream business; environmental risks affecting the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us or our lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); and other risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(dollars in thousands, except per unit data)

	Three Months Ended March 31,
	2010	2009
Revenues
Natural gas midstream	$170,609	$117,379
Coal royalties	28,226	30,630
Coal services	1,973	1,888
Other	5,670	6,862

Total revenues	206,478	156,759

Expenses
Cost of midstream gas purchased	141,795	100,620
Coal royalties expense	1,456	1,224
Operating	7,807	7,666
Taxes other than income	1,518	1,223
General and administrative	8,338	7,596
Depreciation, depletion and amortization	17,818	16,503

Total expenses	178,732	134,832

Operating income	27,746	21,927

Other income (expense)
Interest expense	(5,835)	(5,616)
Interest income and other	308	318
Derivatives	(7,568)	(7,161)

Net income	$14,651	$9,468

Allocation of net income:
General partner’s interest in net income	$6,218	$6,104
Limited partners’ interest in net income	$8,433	$3,364

Basic and diluted net income per limited partner unit	$0.16	$0.06

Weighted average units outstanding, basic and diluted (in thousands)	51,846	51,799

Other data:
Distributions to limited partners (per unit) - (a)	$0.47	$0.47
Distributions paid	$31,042	$30,877
Distributable cash flow (non-GAAP) - (b)	$37,559	$31,581

Coal and natural resource management segment:
Coal royalty tons (in thousands)	8,243	8,748
Average coal royalties ($ per ton)	$3.42	$3.50
Average net coal royalties ($ per ton) - (c)	$3.25	$3.36

Natural gas midstream segment:
System throughput volumes (MMcf)	27,725	32,280
Gross margin (in thousands)	$28,814	$16,759

(a)	These quarterly distributions are for the periods shown and are payable within 45 days after the end of each quarter to unitholders of record and to our general partner.
(b)	See subsequent page for the calculation and description of distributable cash flow.
(c)	The average net coal royalties per ton deducts coal royalties expense, which is incurred primarily in Central Appalachia.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$17,527	$8,659
Accounts receivable	72,801	82,321
Derivative assets	1,320	1,331
Other current assets	4,419	4,468

Total current assets	96,067	96,779
Property, plant and equipment, net	893,944	900,844
Other long-term assets	205,997	210,437

Total assets	$1,196,008	$1,208,060

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$70,635	$70,405
Deferred income	4,439	3,839
Derivative liabilities	14,975	11,251

Total current liabilities	90,049	85,495
Derivative liabilities	5,469	4,285
Other long-term liabilities	20,733	21,673
Long-term debt	618,100	620,100
Partners’ capital	461,657	476,507

Total liabilities and partners’ capital	$1,196,008	$1,208,060

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities
Net income	$14,651	$9,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	17,818	16,503
Commodity derivative contracts:
Total derivative losses included in net income	8,150	7,615
Cash receipts (payments) to settle derivatives for the period	(1,646)	2,836
Noncash interest expense	1,243	491
Equity earnings, net of distributions received	443	(1,559)
Other	635	(295)
Changes in operating assets and liabilities	8,308	(686)

Net cash provided by operating activities	49,602	34,373

Cash flows from investing activities
Acquisitions, net of cash acquired	(29)	(1,256)
Additions to property, plant and equipment	(7,957)	(17,050)
Other	272	265

Net cash used in investing activities	(7,714)	(18,041)

Cash flows from financing activities
Distributions to partners	(31,042)	(30,877)
Proceeds from (repayments of) borrowings, net	(2,000)	27,000
Other	22	(9,258)

Net cash used in financing activities	(33,020)	(13,135)

Net increase in cash and cash equivalents	8,868	3,197
Cash and cash equivalents - beginning of period	8,659	9,484

Cash and cash equivalents - end of period	$17,527	$12,681

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands, except per unit data)

	Three Months Ended March 31,
	2010	2009
Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$14,651	$9,468
Depreciation, depletion and amortization	17,818	16,503
Commodity derivative contracts:
Derivative losses included in net income	8,150	7,615
Cash receipts (payments) to settle derivatives for the period	(1,646)	2,836
Equity earnings from joint venture, net of distributions	443	(1,559)
Other capital expenditures	(1,857)	(3,282)

Distributable cash flow (a)	$37,559	$31,581

Distribution to Partners:
Limited partner units	$24,345	$24,345
Phantom units (b)	165	—
General partner interest	497	497
Incentive distribution rights (c)	6,035	6,035

Total cash distribution paid during period	$31,042	$30,877

Total cash distribution paid per unit during period	$0.47	$0.47

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income	$14,651	$9,468
Adjustments for derivatives:
Derivative losses included in net income	8,150	7,615
Cash receipts (payments) to settle derivatives for the period	(1,646)	2,836

Net income, as adjusted (d)	$21,155	$19,919

Allocation of net income, as adjusted:
General partner’s interest in net income, as adjusted	$6,348	$6,313
Limited partners’ interest in net income, as adjusted	$14,807	$13,606

Net income, as adjusted, per limited partner unit, basic and diluted	$0.28	$0.26

(a)	Distributable cash flow represents net income plus depreciation, depletion and amortization expenses, plus (minus) derivative losses (gains) included in operating income and other income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus other capital expenditures. Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to our partners. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(b)	Phantom units grants were made in 2009 under our long-term incentive plan. Phantom units receive distribution rights; thus, we have presented distributions paid to phantom unit holders in our total distributions paid to Partners.
(c)	In accordance with our partnership agreement, incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.
(d)	Net income, as adjusted, represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. We use this information for comparative purposes within the industry. Net income, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three months ended March 31, 2010

Revenues
Natural gas midstream	$—	$170,609	$170,609
Coal royalties	28,226	—	28,226
Coal services	1,973	—	1,973
Timber	1,305	—	1,305
Oil and gas royalties	744	—	744
Other	1,312	2,309	3,621

Total revenues	33,560	172,918	206,478

Expenses
Cost of midstream gas purchased	—	141,795	141,795
Coal royalties expense	1,456	—	1,456
Other operating	515	7,292	7,807
Taxes other than income	475	1,043	1,518
General and administrative	3,427	4,911	8,338
Depreciation, depletion and amortization	7,326	10,492	17,818

Total expenses	13,199	165,533	178,732

Operating income	$20,361	$7,385	$27,746

Additions to property and equipment and acquisitions	$32	$7,954	$7,986

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three months ended March 31, 2009

Revenues
Natural gas midstream	$—	$117,379	$117,379
Coal royalties	30,630	—	30,630
Coal services	1,888	—	1,888
Timber	1,317	—	1,317
Oil and gas royalties	703	—	703
Other	3,714	1,128	4,842

Total revenues	38,252	118,507	156,759

Expenses
Cost of midstream gas purchased	—	100,620	100,620
Coal royalties expense	1,224	—	1,224
Other operating	883	6,783	7,666
Taxes other than income	425	798	1,223
General and administrative	3,352	4,244	7,596
Depreciation, depletion and amortization	7,394	9,109	16,503

Total expenses	13,278	121,554	134,832

Operating income (loss)	$24,974	$(3,047)	$21,927

Additions to property and equipment and acquisitions	$1,300	$17,006	$18,306

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE - unaudited

(dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for full-year 2010.

	Actual First Quarter 2010	Full-Year 2010 Guidance
Coal and natural resource management segment:
Coal royalty tons (millions)	8.2	31.0	—	32.0

Revenues:
Average coal royalties per ton	$3.42	3.30	—	3.40
Average coal royalties per ton, net of coal royalty expense	$3.25	3.15	—	3.25
Other	$5.3	21.0	—	22.0

Expenses:
Cash operating expenses	$5.9	22.0	—	22.5
Depreciation, depletion and amortization	$7.3	28.5	—	29.0

Capital expenditures:
Expansion and acquisitions	$—	6.0	—	7.0
Other capital expenditures	$—	0.0	—	0.5
Total segment capital expenditures	$—	6.0	—	7.5

Natural gas midstream segment:
System throughput volumes (MMcf per day)	308	350	—	360

Expenses:
Cash operating expenses	$13.2	55.0	—	60.0
Depreciation, depletion and amortization	$10.5	42.0	—	44.0

Capital expenditures:
Expansion and acquisitions	$7.4	85.0	—	90.0
Other capital expenditures	$1.9	16.0	—	18.0
Total segment capital expenditures	$9.3	101.0	—	108.0

Other:
Interest expense:
End of period total debt outstanding (a)	$618.1
Effective Interest rate	3.8%

These estimates are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

(a)	In April 2010, we sold $300 million of senior unsecured notes due 2018, with an annual coupon of 8.25%, the net proceeds of which were used to repay borrowings under our revolving credit facility.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY - unaudited

As of March 31, 2010

	Average Volume Per Day		Swap Price		Weighted Average Price
					Put (a)	Call (b)
Crude oil collar	(barrels	)			(per barrel)
Second quarter 2010 through fourth quarter 2010	750				$70.00	$81.25

Crude oil collar	(barrels	)			(per barrel)
Second quarter 2010 through fourth quarter 2010	1,000				$68.00	$80.00

Natural gas purchase swap	(MMBtu	)	(MMBtu	)
Second quarter 2010 through fourth quarter 2010	7,100		$5.885

NGL - natural gasoline collar	(gallons	)			(per gallon)
Third quarter 2010 through fourth quarter 2010	42,000				$1.55	$2.03

Ethane swap	(gallons	)	(per gallon	)
Second quarter 2010	72,000		$0.735

NGL - natural gasoline collar	(gallons	)			(per gallon)
First quarter 2011 through fourth quarter 2011	95,000				$1.57	$1.94

Crude oil collar	(barrels	)			(per barrel)
First quarter 2011 through fourth quarter 2011	400				$75.00	$98.50

Natural gas purchase swap	(MMBtu	)	(MMBtu	)
First quarter 2011 through fourth quarter 2011	6,500		$5.796

We estimate that, excluding the derivative positions described above, for every $1.00 MMBtu increase or decrease in the natural gas price, natural gas midstream gross margin and operating income for the remainder of 2010 would decrease or increase by approximately $3.8 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, our natural gas midstream gross margin and operating income for the remainder of 2010 would increase or decrease by approximately $5.9 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(a) - Purchased put/floor.

(b) - Sold call/ceiling.